AST RESEARCH, INC.

     PERFORMANCE BASED ANNUAL MANAGEMENT INCENTIVE PLAN



Section 1.     Purpose

                         The purpose of the Performance Based Annual Management Incentive Plan is to promote the interests of AST Research, Inc., by attracting, motivating, rewarding, and retaining an outstanding management staff. Under the Plan, incumbents in stipulated positions may receive Awards that vary with the success of the Company, and/or the Business Unit as appropriate, and individual performance.

Section 2.     Definitions


                    (a) "Award" refers to a contingent right to receive cash at the end of a Plan Year.

                    (b) "Base Salary" refers to a Participant's Plan Year June 30 monthly salary times twelve.

                    (c) "Committee" refers to the Compensation Committee of the Board of the Directors.

                    (d)  "Company" refers to AST Research, Inc.

                    (e) "Business Unit" refers to any profit center so designated by the Committee.

                    (f) "Participant" refers to a Company officer who has been designated by the Committee as eligible to participate in the Plan or a Key Manager who has been designated by the Chief Executive Officer as eligible to participate in the Plan.

                    (g) "Plan" refers to the AST Research, Inc. Performance Based Annual Management Incentive Plan.

                         - Base Formula refers to the primary incentive which has both a specified stated minimum level of performance before any incentive is paid and a stated maximum level of performance at which the maximum incentive opportunity is earned.

                         - Top Hat Formula refers to that portion of an Award earned by a Participant based on performance achievement above the maximum of the Base Formula. Such formula is set by the Committee each year.

                    (h)  "Plan Year" refers to each fiscal year of the Company.

                    (i) "Key Manager" refers to a full-time non-officer employee of the Company or any subsidiary of the Company, determined by the Chief Executive Officer to have a direct, significant, and measurable impact on the attainment of the Company's or Business Unit's annual performance goals.

                    (j) "Performance Measure" refers to the revenue growth and financial earnings measures established by the Committee.

Section 3.     Administration

                         Overall responsibility for Plan administration will be retained by the Committee. The Committee will: approve the Participants eligible to receive Awards under the Plan with respect to each Plan Year; approve the performance measures; and approve the amount of Awards subject to the terms and conditions set forth in the Plan and to other terms and conditions consistent with the purpose and provision of the Plan. The Committee, at its discretion, may delegate certain administrative responsibilities to the Chief Executive Officer of the Company including selection of Participants below the level of company officer, determination of Award levels to such Key Managers and evaluation of Key Manager performance under the Plan.

                         The Committee may prescribe, amend, or rescind such rules, regulations, policies, interpretations, and guides as deemed appropriate for proper and effective administration of the Plan. In addition, only the Board of Directors may suspend or terminate the Plan - if such action is taken by the Board of Directors it will affect future Plan Years only.

                         No member of the Committee, Board of Directors, or employee of the Company will be personally liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan or any transaction under the Plan.

                         All decisions, determinations, and interpretations of the Committee will be final and binding.

Section 4.     Eligibility and Participation

                         The employees eligible to participate in the Plan will be designated by the Committee (with respect to Company officers) and the Chief Executive Officer (with respect to Key Managers) who, through their position and performance, have a significant impact on the performance of the Company and/or its Business Units.

                         The Committee and the Chief Executive Officer will designate Participants who are to be granted Awards for an Award year and, at their discretion, may designate additional Participants during any Award year as deemed appropriate. The Committee and the Chief Executive Officer, through a designee, will notify Participants of their eligibility. The Committee or the Chief Executive Officer will not be bound by selections made for prior Plan years.

Section 5.     Determination and Allocation of Awards

                         For each Plan Year, the Committee and the Chief Executive Officer will approve each Participant's Award potential. Such Award potentials will not exceed 50% of the Participant's Base Salary for goal achievement (the "target" incentive level) and 200% of the target incentive amount for maximum achievement under the Base Formula in any Plan Year. The maximum under the Top Hat Formula inclusive of the Base Formula maximum can not exceed $3,000,000 for the Chief Executive Officer and $1,500,000 for any other Participant in any Plan Year.

                         Awards earned pursuant to the Plan will be based on achievement of preestablished annual performance objectives inclusive of incentive payments. Upon establishing the performance objectives (Base Formula and Top Hat Formula) for a specific Plan Year, which will be documented in writing before commencement of services (as defined in applicable I.R.S. regulations), the Committee and the Chief Executive Officer will notify each Officer in writing, through a designee, of the established objectives. The objective formula awards may be limited based upon the overall assessment of the individuals contribution.

                         If the Committee determines the established performance measures are no longer suitable to Company objectives due to change in the Company's business, operations, organization structure, capital structure, or other conditions deemed by the Committee to be material, the Committee will have sole discretion during the Plan Year to modify the performance objectives as considered appropriate and equitable. However, no adjustment will be inconsistent with Section 10.

Section 6.     Payment of Awards Earned

                         All payments referenced under Section 6 are subject to contingencies set forth in Sections 8.

                         The basis of Awards for a given Plan Year will be linked to the achievement of the performance objectives. If the minimum performance objective, as deemed by the Committee each year, is not attained for a Plan Year, no payment will be made to Participants and all contingent rights under the Plan will cease for such participants.

                         If the minimum performance objective is achieved, the Award earned by each Participant will be paid in cash, as soon as administratively possible following the close of the applicable Plan Year and annual audit. The Committee will document in writing whether the performance objectives were met before the payment of awards. The Committee may reduce an individual's award otherwise payable under this plan at its sole discretion.

Section 7.     Termination of Employment

                         In the event of a Participant's death, disability, or retirement (defined as a minimum age of 62 and five years of Company employment) during a Plan Year, payment of the Award earned will be prorated unless otherwise determined by the Committee. Such Awards will then be paid to the Participant, the Participant's estate, or legal representative as determined by the Committee.

                         In the event of a Participant's death, disability, or retirement after the end of a Plan Year but before payment of an Award to which the Participant is entitled, such Award will be paid to the Participant, the Participant's estate, or legal representative.

                         In the event of termination of employment of a Participant, voluntarily or by the Company, with or without cause, for reasons other than those specified above at any time before payment for the applicable fiscal year, the Participant will forfeit all rights to any Award.

Section 8.     Adjustments Upon Changes in Capitalization

                         In the event of a reorganization, merger, or consolidation of which the Company is not the surviving corporation, or upon the sale of substantially all the assets of the Company to another corporation, or upon the dissolution or liquidation of the Company, the Plan will terminate on the effective date of such transaction. Provision will be made for determining the amount of cash payable for all Awards for a Plan Year that will end after such event unless provisions are made for the continuance of the Plan and the assumption or substitution for such Awards of an equivalent value by the successor corporation.

                         Adjustments under this section will be made by the Committee whose determination as to what adjustments will be made and the extent will be final, binding, and conclusive.

Section 9.     General Provisions

                    (a) No Right to Participate: Nothing in the Plan will be deemed to give a Participant or a Participant's legal representative or any other person or entity claiming under or through a Participant any contract or right to participate in the benefits of the Plan.

                    (b) No Employment Right: Participation in the Plan will not be construed as constituting a commitment, guarantee, contract, or understanding of any kind that the Company will continue to employ any individual.

                    (c) Nontransferability: A Participant or any designated beneficiary has no right to assign, transfer, attach, or hypothecate any benefits or payments of the Plan.

                    (d) Withholding: The Company has the right to deduct any taxes required to be withheld with respect to the payment of any Award.

                    (e) Restricted Liability: Payments held by the Company before distribution are not liable for the debts, contracts, or obligations of any Participant or beneficiary, and are not to be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding.


Section 10.    Amendment, Suspension, or Termination of Plan

                         The Board of Directors may amend, suspend, or terminate the Plan at any time. Such amendment, suspension, or termination will not adversely alter or affect any right or obligation to any award made before this action. The Committee will determine the effect on any Awards that may be effected by such event and make adjustments and/or payments as it, in it sole discretion, determines appropriate.

Section 11.    Effective Date

                         This Plan is effective upon approval of the Committee.